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As filed with the Securities and Exchange Commission on December 6, 2001

Registration Nos. 333-74086 and 333-74086-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
Registration Statement
under the
Securities Act of 1933

CINERGY CORP. (Exact name of registrant as specified in its charter)	CC FUNDING TRUST I (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
31-1385023 (I.R.S. Employer Identification No.)	51-6524633 (I.R.S. Employer Identification No.)
139 East Fourth Street Cincinnati, OH 45202 (513) 287-1099 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)	139 East Fourth Street Cincinnati, OH 45202 (513) 287-1099 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Wendy L. Aumiller
Acting Treasurer
Cinergy Corp.
139 East Fourth Street
Cincinnati, OH 45202
(513) 287-1099
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley C. Arnett, Esq. Senior Counsel Cinergy Corp. 139 East Fourth Street Cincinnati, OH 45202	Charles S. Whitman, III, Esq. Deanna L. Kirkpatrick, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the registration statement becomes effective, as determined by market and other conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   This Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrants shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

    This Amendment No. 1 to the Registration Statement is filed solely for the purpose of filing certain exhibits that have not been previously filed.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$200,000
Rating Agency fees	325,750
Printing expenses	100,000
Trustee fees and expenses	30,000
Legal fees and expenses	150,000
Accounting fees and expenses	42,500
Miscellaneous	31,750

TOTAL	$880,000

All of the above except the Securities and Exchange Commission registration fee are estimated.

Item 15.  Indemnification of Directors and Officers.

    As a Delaware corporation subject to the Delaware General Corporation Law, Cinergy Corp. is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities and payments, as therein provided. Article VI of Cinergy Corp.'s By-Laws provides that Cinergy Corp. shall indemnify specified persons, including its officers and directors against liabilities under certain circumstances. Also, Article VI provides that Cinergy Corp. may purchase and maintain insurance on behalf of or for any director, officer, employee or agent for protection against certain liabilities or claims asserted against such persons. In addition, Article Sixth of Cinergy Corp.'s Certificate of Incorporation provides limits to the personal liability of its directors for breach of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law.

    The Registrant maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Amended and Restated Declaration of Trust will provide for indemnification of the Delaware Trustee and each of the administrative trustees by Cinergy Corp. against any loss, damage, claims, liability, penalty or expense of any kind incurred by the trustees in connection with the performance of their duties or powers under the agreement in a manner reasonably believed by the trustee to be within the scope of its authority under the agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the agreement provides for indemnification of the Property Trustee, except that the Property Trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct. Under the agreement, Cinergy Corp. agrees to advance those expenses incurred by any trustee in defending any such claim, demand, action, suit or proceeding.

Item 16.  Exhibits.

    Reference is made to the Exhibit Index filed herewith at page II-5, such Exhibit Index being incorporated in this Item 16 by reference.

II–1

Item 17.  Undertakings.

    The undersigned registrants hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of Cinergy Corp.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II–2

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Cinergy Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on the 6th day of December, 2001.

CINERGY CORP. (Registrant)
By:	JAMES E. ROGERS* James E. Rogers Chairman of the Board, President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
(i) Principal executive officer:
JAMES E. ROGERS* James E. Rogers	Chairman of the Board, President and Chief Executive Officer	December 6, 2001
(ii) Principal financial officer:
/s/ R. FOSTER DUNCAN R. Foster Duncan	Executive Vice President and Chief Financial Officer	December 6, 2001
(iii) Principal accounting officer:
/s/ BERNARD F. ROBERTS Bernard F. Roberts	Vice President and Comptroller	December 6, 2001
(iv) Majority of Directors:
JAMES K. BAKER*	Director	December 6, 2001
MICHAEL G. BROWNING*	Director	December 6, 2001
PHILLIP R. COX*	Director	December 6, 2001
GEORGE C. JUILFS*	Director	December 6, 2001
THOMAS E. PETRY*	Director	December 6, 2001
JACKSON H. RANDOLPH*	Director	December 6, 2001
JAMES E. ROGERS*	Director	December 6, 2001
PHILLIP R. SHARP*	Director	December 6, 2001
*By:	/s/ WENDY L. AUMILLER
Wendy L. Aumiller, Attorney-in-fact

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, CC Funding Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on the 6th day of December, 2001.

CC FUNDING TRUST I (Registrant)
By:	CINERGY CORP., as Sponsor
By:	JAMES E. ROGERS* James E. Rogers Chairman of the Board, President and Chief Executive Officer
*By:	/s/ WENDY L. AUMILLER
Wendy L. Aumiller, Attorney-in-fact

II–4

EXHIBIT INDEX

4.1	Certificate of Incorporation of Cinergy Corp. (filed as Exhibit 3-b to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 and incorporated by reference herein)
4.2	By-Laws of Cinergy Corp. (filed as Exhibit 3-a to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 and incorporated by reference herein)
4.3
Rights Agreement dated October 26, 2000, between Cinergy Corp. and The Fifth Third Bank, as rights agent (filed as Exhibit 1 to the Company's registration statement on Form 8-A filed with the Securities and Exchange Commission on October 16, 2000 and incorporated by reference herein)
4.4
Indenture dated September 12, 2001 between Cinergy Corp. and Fifth Third Bank, as trustee (the "Indenture") (filed as Exhibit 4-a to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 and incorporated by reference herein)
4.5	Declaration of Trust of CC Funding Trust I*
4.6	Form of Amended and Restated Declaration of Trust
4.7	Certificate of Trust of CC Funding Trust I*
4.8	Form of Trust Preferred Security (included in Exhibit 4.6)
4.9	Form of Cinergy Corp. Preferred Securities Guarantee Agreement
4.10	Form of Purchase Contract Agreement
4.11	Form of Pledge Agreement
4.12	Form of Certificate of Designation
4.13	Specimen stock certificate representing common stock
4.14	Form of Stock Purchase Unit (included in the Form of Purchase Contract Agreement filed as Exhibit 4.10 hereto)
4.15	Form of Treasury Stock Purchase Unit (included in the Form of Purchase Contract Agreement filed as Exhibit 4.10 hereto)
5.1	Opinion of Davis Polk & Wardwell
5.2	Opinion of Richards, Layton & Finger, P.A.*
12.1	Computation of ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends*
23.1	Consent of Arthur Andersen LLP*
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)*

II–5

24.1	Power of Attorney for Cinergy Corp.*
24.2	Certified copy of a resolution of the Executive Committee of the Cinergy Corp. Board of Directors*
25.1
Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Fifth Third Bank, as trustee under the Indenture, on Form T-1 (filed as Exhibit 25 to the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission on July 26, 2001 and incorporated by reference herein)
25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as property trustee, relating to CC Funding Trust I, on Form T-1*
25.3	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as guarantee trustee, relating to CC Funding Trust I, on Form T-1*

*
Previously filed

**
Cinergy Corp. will file as an exhibit to an amendment to this Registration Statement or to a Current Report on Form 8-K (i) any underwriting agreement, including any remarketing agreement, relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities and (iii) any required opinion of counsel to Cinergy Corp. as to certain tax matters relative to securities offered hereby.

II–6

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EXPLANATORY NOTE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX